Exhibit 8.1

SUBSIDIARIES OF UTSTARCOM HOLDINGS CORP.

Name	Place of Incorporation or Organization	Proportion of Ownership Interest
UTStarcom, Inc.(1)	U.S.A	100%
UTStarcom International Products, Inc.	U.S.A	100%
UTStarcom International Services, Inc.	U.S.A	100%
IssanniCommnications, Inc.	U.S.A	100%
UTStarcom (China), Co., Ltd(1)	China	100%
UTStarcom Telecom Co., Ltd(1)	China	100%
UTStarcom (Chongqing) Telecom Co., Ltd.	China	90%
Baide Wei Information Technology (Shanghai) Co., Ltd.	China	100%
UTStarcom Hong Kong Ltd(1)	Hong Kong SAR	100%
UTStarcom Japan KK(1)	Japan	100%
UTStarcom, S.A. de C.V.	Mexico	100%
UTStarcom Ireland Limited(1)	Ireland	100%
UTStarcom Singapore PTE.LTD	Singapore	100%
UTStarcom Taiwan Ltd(1)	Taiwan	100%
UTStarcom Network Solutions—Redes de Nova Geração Ltda.	Brazil	100%
UTStarcom France SARL	France	100%
UTStarcom Korea Limited.	Korea	100%
UTStarcom Argentina S.R.L.	Argentina	100%
UTStarcom India Telecom Pvt(1)	India	100%
UTStarcom (Thailand) Limited	Thailand	100%
UTStarcom Italy S.R.L	Italy	100%
MyTV Corporation	Cayman Island	100%
UTStarcom (Philippines), Inc.	Philippines	100%
UTStarcom Hong Kong Investment Holding ltd	Hong Kong	100%
iTV Media Inc.(1)	BVI	75%
UTStarcom (Beijing) Technologies Co., Ltd.	China	100%

(1)
Significant subsidiaries of the Company as of December 31, 2011 as defined in Rule 1-02(w) of Regulation S-X.